Exhibit 4.2

FEDERAL LIFE INSURANCE COMPANY
(MUTUAL)
3750 WEST DEERFIELD ROAD • RIVERWOODS, ILLINOIS 60015
1-800-233-3750
ENDORSEMENT TO
FORM OF INDIVIDUAL VARIABLE DEFERRED ANNUITY
CONTRACT
If you reside in [LIST APPLICABLE STATES], Federal Life Insurance Company (Mutual) hereby amends the examination and cancellation provision of the Contract to read as follows:
Right to Examine and Cancel: You have the right to examine and to cancel the Contract. You may return the Contract within 10 days of the date it is received to either our Home Office or to the agent through whom it was purchased. If you were 65 years of age as of the date the application was signed, or if this Contract was a replacement of another annuity contract, then that period of time will be extended to 30 days. When we receive the Contract, we will cancel the Contract and refund the full Premium.
All other terms and conditions of the Contract remain unchanged.
This Endorsement to the Contract is effective on the Issue Date.
Executed for Federal Life on the Issue Date by:

Assistant Secratary	President

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